Exhibit 99.1

Cogentix Medical Reports First Quarter Revenue Growth of 75%

~ Fiscal 2016 Guidance Reaffirmed ~

MINNEAPOLIS, MN, August 10, 2015 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today announced results for the fiscal first quarter ended June 30, 2015.

First Quarter Fiscal 2016 Overview

•	Revenue of $11.2 million increased 75% from $6.4 million reported in the year-ago period (79% on a constant currency basis)
•	Revenue of $11.2 million increased 10% from the pro forma combined revenue of Uroplasty and Vision-Sciences in the same period last year (13% on a constant currency basis)
•	U.S. Urgent® PC product revenue increased 25% from the year ago period
•	U.S. revenue from endoscopes and EndoSheath technology (inclusive of service and peripherals revenue) increased 79% from the pro forma revenue in the year ago period
•	Gross margin for the quarter was 67.2%, up from pro forma combined gross margin of 66.5% in the year ago period
•	Operating costs (excluding amortization and merger related costs) for the quarter of $9.6 million, compared to pro forma non-GAAP operating costs of $10.8 million one year ago

“We are pleased with our overall results for the quarter as our team executed on the revenue and cost synergies consistent with our merger integration strategy” said Rob Kill, President and CEO of Cogentix Medical. “Certainly, the highlight of the first quarter was the performance of our U.S. sales team, which delivered overall domestic revenue growth of 28% on a pro forma basis.  Our innovative technologies address critical needs for our physician customers, and favorable market fundamentals should continue to drive demand for our products.  For these reasons, today we are reaffirming our guidance for fiscal 2016.”

First Quarter Financial Results

For the fiscal first quarter of 2016, total revenue of $11.2 million represented an increase of 75% as compared to $6.4 million in the prior year period, primarily attributable to the merger of Uroplasty and Vision-Sciences that was completed on March 31, 2015.  In accordance with GAAP, the reported financials in the first quarter of fiscal 2015 only include the results of Uroplasty, Inc.  On a pro forma combined basis, revenue increased 10% over the first quarter of last year.  The negative impact of changes in foreign currency exchange rates reduced fiscal first quarter total revenue by $0.3 million. On a constant currency basis, overall pro forma combined revenue growth was 13% in the first quarter.  Global revenue from Urgent PC totaled $4.7 million, up $0.6 million or 15% from the year ago period.  Global revenue from endoscopes and EndoSheath technology (inclusive of service and peripherals revenue) totaled $3.8 million, up $0.8 million or 26% from the year ago period.  Global Macroplastique revenue totaled $1.9 million, down $0.1 million or 7% from the year ago period.

Gross margin in the first quarter was 67.2%, an increase from 66.5% in the year ago period on a pro forma non-GAAP basis.  Excluding intangible amortization and merger related expenses, operating expenses in the quarter totaled $9.6 million, down $1.2 million from the pro forma combined operating expenses of $10.8 million last year.  In the current quarter, intangible amortization was $0.6 million and merger related expenses totaled $0.5 million.   Excluding all non-cash items and merger related costs, cash operating loss was $1.7 million for the first quarter of fiscal 2016 compared to pro forma combined loss of $3.3 million in the first quarter of last year. Loss per share was $0.14 in the first quarter of fiscal 2016, compared to a reported loss per share of $0.14 in the year ago period.  The company’s cash balance totaled $6.0 million as of June 30, 2015.

Outlook

The Company is reaffirming the following guidance, initially provided on May 14, 2015:

▪	Total revenue in the range of $49.0 million to $51.0 million in fiscal 2016
▪	Cost synergies of approximately $3.0 million in fiscal 2016, exclusive of non-cash purchase price accounting adjustments such as amortization of identifiable intangibles
▪	Cash operating loss, excluding merger-related costs, in the range of $2.0 million to $3.0 million in fiscal 2016
▪	Cash flow positive from operations for the fiscal year ended March 31, 2017

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the event. Individuals wishing to participate in the conference call should dial 866-410-4406 with the conference ID number 98473477. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 98473477. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB).  OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency.  For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the merger; expected revenue growth rates; and our plans, objectives, expectations and intentions with respect to future operations, products and services.  Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of our control; the failure to realize synergies and cost-savings from the merger transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on our business relationships with third parties; transaction and merger-related costs; actual or contingent liabilities; the adequacy of our capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015, as well as our subsequent quarterly reports on Form 10-Q and other information filed by us with the SEC.  We caution investors not to place considerable reliance on the forward-looking statements contained in this presentation.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.  Our businesses are subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,
	2015	2014

Net sales	$11,150,212	$6,384,629
Cost of goods sold	3,652,510	791,311

Gross profit	7,497,702	5,593,318

Operating expenses
General and administrative	1,893,272	1,577,368
Research and development	1,062,460	909,444
Selling and marketing	6,651,379	5,272,621
Amortization	634,191	8,326
Transaction costs	468,607	-
	10,709,909	7,767,759

Operating loss	(3,212,207)	(2,174,441)

Other income (expense)
Interest income	1,582	3,012
Interest expense	(343,555)	-
Foreign currency exchange gain	2,998	911
	(338,975)	3,923

Loss before income taxes	(3,551,182)	(2,170,518)

Income tax expense	17,578	19,814

Net loss	$(3,568,760)	$(2,190,332)

Basic and diluted net loss per common share	$(0.14)	$(0.14)

Weighted average common shares outstanding:	26,053,081	15,749,869
Basic and diluted

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2015	March 31, 2015

Assets
Current assets:
Cash and cash equivalents	$5,996,245	$9,261,903
Accounts receivable, net	6,450,016	7,306,653
Inventories	4,868,685	4,825,984
Other	902,323	749,466
Total current assets	18,217,269	22,144,006

Property, plant, and equipment, net	1,969,809	1,813,343
Intangible assets, net	13,114,391	13,748,582
Goodwill	18,749,888	18,749,888
Deferred tax assets and other	303,315	296,860
Total assets	$52,354,672	$56,752,679
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,875,197	$3,967,975
Current portion – deferred rent	6,239	-
Interest Payable	599,954	523,743
Income tax payable	25,602	25,998
Accrued liabilities:
Compensation	2,868,815	3,285,952
Other	1,496,778	2,450,058

Total current liabilities	8,872,585	10,253,726

Convertible debt – related party, net	22,795,464	22,529,497
Accrued pension liability	1,020,389	955,780
Other	228,468	265,766

Total liabilities	32,916,906	34,004,769

Total shareholders’ equity	19,437,766	22,747,910

Total liabilities and shareholders’ equity	$52,354,672	$56,752,679

Non-GAAP Pro forma Financial Information:

The table set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter ended June 30, 2014.

The table set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s net loss calculated in accordance with GAAP to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.

The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
FIRST QUARTER ENDED JUNE 30,

(dollars in thousands)
Market/Product	2015	2014	$ Change	% Change
Urology	$2,677	$2,111	$566	26.8%
Airway Management	1,073	861	212	24.6%
Industrial	492	689	(197)	(28.6%)
Former VSCI Revenue	4,242	3,661	581	15.9%

UPC	4,684	4,060	624	15.4%
MPQ	1,941	2,079	(138)	(6.6%)
Other	283	337	(54)	(16.0%)
Former UPI Revenue	6,908	6,476	432	6.7%

Combined Revenue	$11,150	$10,137	$1,013	10.0%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
FIRST QUARTER ENDED JUNE 30,

(dollars in thousands)	2015	2014	$ Change	% Change
Revenue	$11,150	$10,137	$1,013	10.0%
Gross profit	7,498	6,742	756	11.2%
	67.2%	66.5%

Operating costs	9,607	10,787	(1,180)	(10.9%)
Amortization	634	8	626	n/m
Merger-related costs	469	-	469	n/m
Operating loss	(3,212)	(4,053)	841	(20.8%)
Non cash operating costs	1,049	716	333	n/m
Merger-related costs	469	-	469	n/m
Cash net loss, excluding merger-related costs	$(1,694)	$(3,337)	$1,643	(49.2%)